EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Versant Contact:

Lee McGrath

Chief Financial Officer

Versant Corporation

1-800-VERSANT

510-789-1500

lmcgrath@versant.com

Versant IR Contact:

Scott Liolios

Liolios Group, Inc.

949-574-3860

scott@liolios.com

NASDAQ Approves Versant’s Transfer of Stock Listing to the NASDAQ
SmallCap

Fremont, California, September 30, 2002 - Versant Corporation (NASDAQ: VSNT), a leading provider of middleware infrastructure technology, today announced that its request to transfer the listing of its common stock from the NASDAQ National Market to the NASDAQ SmallCap Market has been approved. The transfer will be effective Tuesday October 1, 2002 and the stock will continue to trade under the ticker symbol VSNT.

“Based on the economic conditions, the broader stock market volatility and NASDAQ’s compliance requirements, we think this decision is in the best interest of our shareholders,” said Nick Ordon, Versant president and chief executive officer. “Versant has traded on the SmallCap market in the past and we are pleased that our shareholders will continue to benefit from the convenience and trading dynamics of the NASDAQ Market.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) has led the industry in highly scalable, reliable object management solutions for complex enterprise-level systems since its founding in 1988. The company’s Object Database Management System (ODBMS) serves as the core database for fraud detection, yield management, real-time data collection and analysis, operation support systems (OSS) and other large-scale applications in the telecommunications, financial services, transportation and defense industries.  Versant enJin and Versant Developer Suite, based on the same proven technology and seamless object persistence, help accelerate both the development cycle and the transaction speed for e-business and Internet infrastructure companies.  For more information, call 510-789-1500 or visit www.versant.com.

Forward Looking Statement Involve Risks and Uncertainties

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Such forward looking statements include the expected effect on shareholders of the move to the SmallCap system. Actual events or results may differ materially from those discussed in the forward looking statements as a result of various factors.  These factors include the uncertainty as to the impact of the current economic slowdown and the associated reduction in corporate IT spending, the uncertainty of market demand and future customer adoption of Versant products, and Versant’s ability to maintain its SmallCap listing, as well as the risk factors set forth in Versant’s most recent Annual Report on Form 10-K and Quarterly Report on From 10-Q filed with the SEC. Versant assumes no obligation to update the information contained in this press release.

Versant and Versant ODBMS are trademarks of Versant Corporation.  All other company names and product names are trademarks of the individual companies.